Exhibit 4.32
CLOSURE SYSTEMS INTERNATIONAL DEUTSCHLAND REAL ESTATE GMBH & CO. KG
and
SIG COMBIBLOC GMBH
as Chargors
and
THE BANK OF NEW YORK MELLON
as Collateral Agent

SECURITY PURPOSE AGREEMENT
relating to Land Charges
(Sicherungszweckvereinbarung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

This SECURITY PURPOSE AGREEMENT (the “Agreement”) is made on 5 November 2009
BETWEEN:
(1)	Closure Systems International Deutschland Real Estate GmbH & Co. KG a limited partnership (Kommanditgesellschaft) organised under the laws of the Federal Republic of Germany having its business address at Mainzer Straße 185, 67547 Worms, Germany which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRA 11441 (the “Chargor 1”);
(2)	SIG Combibloc GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its corporate seat in Linnich, Germany and its business address at Rurstraße 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren under HRB 5182 (the “Chargor 2”); and
(3)	The Bank of New York Mellon, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) for the Secured Parties (as defined below) (the “Collateral Agent”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated on or about 5 November 2009 between, inter alia, the parties listed in Part I of Schedule 1 hereto as original borrowers (the “Original Borrowers”), the parties listed in Part 2 of Schedule 1 hereto as original guarantors (the “Original Guarantors”), Credit Suisse Cayman Island branch as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Original Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.
(B)	Pursuant to a senior secured note indenture dated on or about 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part 3 of Schedule 1as original senior secured note guarantors (the “Original Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers will issue senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the “Senior Secured Notes”) to certain noteholders.
(C)	Chargor 1 has agreed to grant the New Land Charge (as defined below) to the Collateral Agent, Credit Suisse has agreed to assign Existing Land Charges (as defined below) to the Collateral Agent and Chargor 2 has agreed to enter into the Deed of Submission (as defined below) in each case as security for the Secured Parties’ (as defined below) (or any of them) respective claims against the Grantors (as defined below) in respect of the Obligations (as defined below).
(D)	The security created by or pursuant to this Agreement is to be held and administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated on or about 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).
(E)	Chargor 2 has entered into a security purpose agreement in relation to the Existing Land Charges in connection with certain existing financing arrangements with Credit Suisse and others (such security purpose agreement being the “Existing Security”). The Existing Security will be released on or about the date hereof in accordance with the terms of a release agreement between Chargor 2, Credit Suisse and others.
NOW IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	Definitions
In this Agreement:
“Administrative Agent” means Credit Suisse Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.
“Assignment of Claims” has the meaning given to such term in sub-Clause 2.4.
“Borrowers” means the Original Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.
“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.
“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.
“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.

“Default” means any Event of Default or any event or circumstance specified in Article VII of the Credit Agreement and/or Section 6.01 of the Senior Secured Note Indenture which upon notice, lapse of time or both constitute an Event of Default.
“Encumbered Property” means the real property (Grundbesitz) encumbered by the Land Charges.
“Enforcement Event” shall mean an Event of Default.
“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.
“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse as security trustee and others.
“Existing Land Charges” means the land charges each plus interest and additional benefits (Nebenleistung) (if any) and including the personal liability (Übernahme der persönlichen Haftung) assumed under, or in connection with, the notarial deed having created the respective land charges as set out in Schedule 3 (Existing Land Charges) hereto.
“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.
“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.
“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).
“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.
“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental

Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.
“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.
“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.
“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.
“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.
“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.
“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.
“Issuing Bank” means Credit Suisse or any other Lender or any affiliate of Credit Suisse or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.
“Land Charges” means the Existing Land Charges, the New Land Charge and the Submission Deed.
“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.
“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.
“Loan Parties” shall mean the Borrowers, the Original Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.
“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings

(Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.
“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.
“Local Facility Provider” means each of Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A., HSBC Trinkaus & Burkhardt AG and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.
“New Land Charge” means the land charge plus interest and additional benefits (Nebenleistung) (if any) and including the personal liability (Übernahme der persönlichen Haftung) assumed under, or in connection with, the notarial deed having created the land charges as set out in Schedule 4 (New Land Charge) hereto.
“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Secured Parties (or any of them) under each or any of the Credit Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).
“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.
“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.
“Qualifying Institution” means a person or institution which is beneficially entitled to interest payable to it in respect of an advance under a Credit Document or to any fees payable thereunder and which:
(a)	is German resident for German tax purposes; or

(b)	has a branch or a permanent establishment in Germany effectively connected with that person’s or institution’s participation in such advance or fee; or

(c)	is (x) treated as resident (for the purposes of the relevant double taxation agreement) in a jurisdiction having a double taxation agreement with the Federal Republic of Germany giving exemption from any federal or local tax otherwise imposed by the Federal Republic of Germany or any political subdivision thereof on all payments hereunder or under the Credit Documents and is (y) not excluded from the benefit of such exemption.
“Secured Parties” shall mean the Lenders (in their capacity as lenders), the Local Facility Providers, and the Cash Management Banks, the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the Senior Secured Note Holders, the Indenture Trustee and the Collateral Agent, provided that in all cases with respect to the relevant party’s capacity as a lender and creditor of claims for repayments of principal or interest or any other claim arising under any loan (Darlehen) in each case the relevant party is a Qualifying Institution.
“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.
“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.
“Senior Secured Note Guarantors” means the Original Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.
“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.
“Submission Deed” means the notarial deed for the submission to immediate enforcement (Zwangsvollstreckungsunterwerfung) as set out in Schedule 5 (Submission Deed) hereto.
1.2 Construction
In this Agreement:
(a)	Capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and

(b)	any reference in this Agreement to a “Clause”, a “sub-Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause, a sub-Clause or a Schedule in this Agreement.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.
2.	OBLIGATIONS
2.1	The Land Charges plus interest and additional benefits (Nebenleistung) and the Assignment of Claims are constituted in order to secure the prompt and complete satisfaction of the Obligations.
2.2	The Land Charges and the Assignment of Claims shall secure any future extension of the Obligations and the Chargors herewith explicitly consent to any such extension or increase of the Obligations.

2.3	If there are other land charges or mortgages (Grundschulden, Hypotheken) on the Encumbered Property ranking in priority or equal to the Land Charges each Chargor hereby assigns to the Collateral Agent all claims it has to reassignment of such prior and/or equal ranking land charges or mortgages, including any part thereof, together with interest and ancillary rights, the right to be issued a consent of deletion (Löschungsbewilligung), a declaration of waiver (Verzichtserklärung) and/or a declaration of non-valuation (Nicht-Valutierungserklärung) as well as all claims to payment of any excess proceeds (Übererlöse) in the event such land charge or mortgage is realized (including all claims to current account balances (Saldoforderungen) arising from inclusion of such excess proceeds in a current account arrangement (Kontokorrentvereinbarung)). If the right to the reassignment of the prior and/or equal ranking land charges or mortgages have already been assigned to another person, the right to the reassignment of these rights is hereby assigned. If any return claim (Rückgewährungsanspruch) of a prior or equal ranking land charge and/or mortgage has been assigned to a third party, each Chargor hereby assigns the claim of reassignment to the Collateral Agent. Each Chargor shall promptly notify the Collateral Agent after claims specified in this Clause 2.3 have arisen and the Collateral Agent shall be entitled to notify the debtors of the rights under this Clause 2.3.
2.4	In relation to certificated land charges and mortgages (Briefgrundschulden, Hypotheken), the right to be provided with the certificate and the right to present such certificate at the land registry in order to create part certificates (Teilgrund-schuldbriefe) shall also be assigned to the Collateral Agent.
(the assignments mentioned in sub-Clause 2.3 and sub-Clause 2.4 above are together referred to as the “Assignment of Claims”.)
2.5	The Collateral Agent hereby accepts the Assignment of Claims.
2.6	The Assignment of Claims is made with the proviso that each prior or pari passu ranking land charge transferred or to be transferred to the Collateral Agent upon maturity of any restitution claim assigned to the Collateral Agent shall serve as security for, and may be enforced to satisfy, the Obligations in addition to and without limitation to the amount (Grundschuldbetrag) of the Land Charges. In respect of such additional land charges, the provisions of this Agreement shall apply correspondingly.
2.7	The Collateral Agent is entitled to give notice of the Assignment of Claims to the relevant third party obligors in any way it deems appropriate, including by sending a copy of this Agreement. The Collateral Agent is also entitled to obtain information from the beneficiaries of any prior or pari passu ranking land charges with respect to the claims secured by such land charges.
2.8	Upon the reasonable request of the Collateral Agent, each Chargor shall make all declarations which are necessary in order to enforce the Assignment of Claims. The Collateral Agent shall be entitled to obtain information from the beneficiaries of the prior ranking and equal ranking land charges and mortgages with respect to the claims that such beneficiaries have secured against these land charges and mortgages.
2.9	All amounts from time to time received by the Collateral Agent from the Chargors (if any) shall be applied towards the Obligations in accordance with the First Lien

Intercreditor Agreement and the Credit Documents and shall not reduce the nominal amount of the Land Charges unless any of the Chargors in an individual case legitimately makes payment on the relevant Land Charges.
3.	REALISATION OF LAND CHARGES AND RECOURSE OF PERSONAL LIABILITY
3.1	In addition to any termination right arising under the laws of the Federal Republic of Germany, the Collateral Agent is entitled to terminate (kündigen) the Land Charges (or any of them) (in particular any land charge that is not already due for payment) upon the occurrence of a Default. For the avoidance of doubt, if the Collateral Agent after terminating the Land Charges refrains from enforcing such Land Charges (e.g. because the respective Default has been remedied or waived at any time after the declaration of termination), the Collateral Agent is entitled to enforce such Land Charge without any further declaration of termination provided that the Land Charges can only be enforced if the requirements set out in sub-Clause 3.2 below are met.
3.2	If (i) an Enforcement Event has occurred and is continuing and (ii) any of the Obligations is due and payable and unpaid, the Collateral Agent may realise any or all of the Land Charges by way of public auction (Zwangsversteigerung) or forced administration (Zwangsverwaltung).
3.3	If the requirements for enforcement referred to under Clause 3.2 have been met, the Collateral Agent may also realise the Land Charges by way of a private sale (freihändiger Verkauf). For the avoidance of doubt, the Collateral Agent may only enforce any land charge granted after 19 August 2008 (or any part thereof) by way of public auction or forced administration in accordance with the mandatory requirements of Section 1193 of the German Civil Code (Bürgerliches Gesetzbuch). If the Collateral Agent decides in its free discretion to enforce the Land Charges by way of private sale, it may only sell the relevant Land Charge together with and in an amount which is adequate in proportion to the claims secured thereby.
3.4	The Collateral Agent will notify the relevant Chargor at least five (5) business days prior to the commencement of any enforcement measures (Zwangsvollstreckungsmaßnahmen). The same applies in case of a private sale in relation to the Land Charges as referred to in Clause 3.3 above. No such notice shall be required if (i) the relevant Chargor has generally ceased to make payments, or (ii) an application for the institution of insolvency proceedings is filed by or against the relevant Chargor or (iii) the Collateral Agent has reasonable grounds to believe that observance of the notice period would adversely affect the legitimate interests (berechtigte Interessen) of the Collateral Agent.
3.5	If the Collateral Agent should seek to realise the Land Charges (or any part thereof) in accordance with the provisions of this Agreement, each Chargor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Land Charges (or any part thereof) and/or the exercise by the Collateral Agent of any other right it may have in relation to the Land Charges.
3.6	The Collateral Agent may, in its sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.

3.7	Given the non-accessory nature of this security, the Chargors have no defences of revocation and set-off and no defences based on defences any Grantor might have against the Obligations. The Collateral Agent is not required to proceed against or enforce any other rights or security before enforcing the security created hereunder.
3.8	No Chargor shall at any time before, on or after an enforcement of the security created hereunder and as a result of the relevant Chargor entering into this Agreement, be entitled to demand indemnification or compensation from any other Grantor or to assign any of these claims.
4.	LIMITATION ON APPLICATION OF ENFORCEMENT PROCEEDS
4.1	The Collateral Agent shall be entitled to apply proceeds of an enforcement of the Land Charges towards satisfaction of the Obligations without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the relevant Chargor itself or by any of its subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the relevant Chargor or any of its subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).
4.2	Besides an application of proceeds from an enforcement of the Land Charges towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount applicable to the relevant Chargor pursuant to Clause 4.1 above, the Collateral Agent shall not be entitled to apply proceeds of an enforcement of the Land Charges towards satisfaction of the Obligations but shall return to the relevant Chargor proceeds of an enforcement of the Land Charges if and to the extent that:
(a)	the relevant Land Charges secures the obligations of a Grantor which is (x) a shareholder of the relevant Chargor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the relevant Chargor (other than the relevant Chargor and its subsidiaries); and

(b)	the application of proceeds of an enforcement of the relevant Land Charges towards the Obligations would have the effect of (x) reducing the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) net assets (Reinvermögen) (the “Net Assets”) to an amount of less than the relevant Chargor’s (or, in case of Chargor 1, its general partner’s (Komplementär)) stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than the relevant Chargor’s (or, in case of Chargor 1, its general partner’s (Komplementär)) stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Administrative Agent.
4.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)); and

(c)	obligations under loans or other contractual liabilities incurred by the relevant Chargor and/or in case of Chargor 1 its general partner (Komplementär) in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) in the preparation of its most recent annual balance sheet (Jahresbilanz).
It being understood that the assets of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) will be assessed at liquidation values (Liquidationswerte) if the managing directors of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) can carry on as a going concern (positive Fortführungsprognose), in particular when the security created under this Agreement is enforced.

4.4	The limitations set out in Clause 4.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce the Land Charges by the relevant Chargor (the “Notice”), the relevant Chargor has confirmed in writing to the Collateral Agent (x) to what extent the Land Charges are up-stream or cross-stream security as described in Clause 4.2 above and (y) which amount of proceeds of an enforcement of the Land Charges attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the relevant Chargor as it would otherwise cause the Net Assets of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) to fall below its (or, in case of Chargor 1 its general partner’s (Komplementär)) stated share capital (taking into account the adjustments set out in Clause 4.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) stated share capital; or

(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the relevant Chargor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the relevant Chargor’s (or, in case of Chargor 1 its general partner’s (Komplementär)) Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 4.3 above, provided that the final sentence of Clause 4.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the relevant Chargor (or, in case of Chargor 1 its general partner (Komplementär)) should be evaluated at liquidation values (Liquidationswerte) in accordance with generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 4.3 above. If the relevant Chargor fails to deliver a Balance Sheet within the aforementioned time period, the Collateral Agent shall be entitled to apply the proceeds of an enforcement of the Land Charges towards satisfaction of the Obligations irrespective of the limitations set out in Clause 4.2 above.
4.5	If the Collateral Agent disagrees with the Balance Sheet it shall be entitled to apply proceeds of an enforcement of the Land Charges in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 4.2 above. In relation to any additional amounts for which the relevant Chargor is liable under this Agreement, the Collateral Agent shall be entitled to further pursue the claims of the Secured Parties (if any) and the relevant Chargor shall be entitled to prove that this amount is necessary for maintaining its (or, in case of Chargor 1 its general partner’s (Komplementär)) stated share capital (calculated as of the date the Collateral Agent has given notice that they intend to enforce the security created under this Agreement).

4.6	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under this Clause 4 will prejudice the right of the Collateral Agent to continue enforcing the Land Charges (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.
5.	ALLOCATION OF PAYMENTS
The proceeds of the foreclosure or any other way of realisation of the Land Charges and any payments made by the Chargors shall be applied by the Collateral Agent in accordance with the First Lien Intercreditor Agreement in order to satisfy any outstanding Obligations.
6.	UNDERTAKINGS
6.1	Unless otherwise permitted by or agreed under the Principal Finance Documents, during the term of this Agreement, each Chargor undertakes to the Collateral Agent:
(a)	to promptly notify the Collateral Agent of (i) any change in the Encumbered Property of which it is or becomes aware which may reasonably be expected to affect the legality, validity or binding effect of this Agreement or the relevant Land Charges, (ii) any encumbrance on or attachment of the Encumbered Property or (iii) of any other action which would materially adversely affect or jeopardise the rights of the Collateral Agent under this Agreement;

(b)	to furnish the Collateral Agent promptly upon request with such other information as the Collateral Agent considers, in its reasonable judgment as necessary for the assessment, perfection and/or enforcement of the Land Charges and the other security rights created thereunder;

(c)	to cancel or cause to be cancelled each hereditary building right in favour of the owner (Eigentümererbbaurecht) or land charge in favour of the owner (Eigentümergrundschuld) or other right in rem in favour of the owner registered in Section 2 or Section 3 (Abteilung II oder Abteilung III) of the relevant land registers (Grundbücher) pertaining to the Encumbered Property, such rights existing or coming into existence during the term of this Agreement;
6.2	to inform the Collateral Agent without undue delay of all existing building fire insurances (Gebäudefeuerversicherung) and of any new building fire insurances taken out in the future for the Encumbered Property; the Collateral Agent is hereby authorised to notify the respective insurers of the Land Charges substantially in the form set out in Schedule 6 (Form of Notice to Building Fire Insurance Provider).
6.3	to inform the Collateral Agent without undue delay in writing of any attachment (Beschlagnahme) in respect of any of the Encumbered Properties or part thereof and any third parties bringing claims in respect of any of the Encumbered Properties or part thereof or any other measures, in each case which would impair or jeopardize the Collateral Agent’s rights relating to any of the Encumbered Properties or materially impair their value, such notice to be accompanied by any documents the Collateral Agent might need to preserve its rights in relation to the Encumbered Properties. In the event of an attachment, the Chargors undertake to forward to the Collateral Agent without undue delay a copy of the public auction or forced administration order

(Beschluss über die Anordnung der Zwangsversteigerung oder Zwangsverwaltung) and all other documents necessary or expedient to enable the Security Trustee to preserve its rights in relation to the Encumbered Properties. The Chargors shall inform the attaching creditor of the Collateral Agent’s security interests without undue delay; and
6.4	upon request of the Collateral Agent (acting reasonably), to assist with and consent to any legally permitted divisions of any of the Land Charges, any rank which the Collateral Agent may assign to the resulting Land Charges and to the allocation of any Land Charge to certain Encumbered Properties, any transformation of a registered Land Charge (Buchgrundschuld) into a certificated Land Charge (Briefgrundschuld) (and vice versa) or any transformation of a Land Charge into a mortgage (Hypothek) (and vice versa) and to do all acts and make all declarations related thereto provided that the Collateral Agent has a legitimate interest to require such actions.
7.	DURATION AND INDEPENDENCE
7.1	This Agreement shall remain in full force and effect until complete and irrevocable satisfaction of the Obligations. The security created hereunder shall not cease to exist, if the Chargors have only temporarily discharged the Obligations.
7.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement relating to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Chargors pursuant to it.
7.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Secured Parties or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.
7.4	Waiving Section 418 of the German Civil Code (applied by analogy), each Chargor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.
8.	RELEASE (SICHERHEITENFREIGABE)
8.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable at the cost and expense of the Chargors release the Land Charges, plus interest and additional benefits (Nebenleistungen) (if any), as well as any other rights transferred under the Assignment of Claims (as relevant) and surrender the excess proceeds, if any, resulting from any enforcement or realisation of any Land Charge. The Collateral Agent will, however, transfer any Land Charge and the other rights referred to in the sentence above to a third person if so required by law.
8.2	At any time when the total value of the aggregate security granted by the Chargors and the other Grantors to secure the Obligations (the “Security”) which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert) exceeds 110% of the Obligations (the “Limit”) not only temporarily, the Collateral Agent shall on demand of the Chargors release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent may in its reasonable discretion (as instructed in accordance with the First Lien Intercreditor Agreement) determine so as to reduce the realisable value of the Security to the Limit.
8.3	The Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) will as soon as reasonably practicable declare in writing the release and assignment of the Land Charges to the Chargors in accordance with, and to the extent required by, the Intercreditor Arrangements.
9.	POWER OF ATTORNEY
Each Chargor, by way of security for its obligations under this Agreement, irrevocably appoints the Collateral Agent to be its attorney (Stellvertreter) to do anything which the relevant Chargor is required to do under this Agreement but has failed to do (and the Collateral Agent may delegate that power on such terms as it sees fit). For this purpose each Chargor relieves the Collateral Agent from the restrictions set out in Section 181 of the German Civil Code. The Collateral Agent shall only make use of this authorisation in respect of any obligation of the relevant Chargor under this Agreement which is required for the creation, perfection and enforcement of the security interest created hereunder and under the Land Charges, if the relevant Chargor has not complied with the obligations imposed on that Chargor within 10 business days of being notified of such failure to comply (with a copy of such notice being sent to Reynolds Group Holdings Limited) and being requested to comply or if an Enforcement Event has occurred and is continuing. The Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Chargors under this Clause 9 unless and until it shall have been (i) instructed to do so in accordance with the Principal Finance Documents and (ii) indemnified and/or secured and/or prefunded to its satisfaction.
10.	DELEGATION
The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney in Clause 9) on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.
11.	INDEMNITY
To the extent set out in the First Lien Intercreditor Credit Agreement, the Chargors shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Chargors of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Land Charges.
12.	NO LIABILITY
Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.
13.	PARTIAL INVALIDITY; WAIVER
13.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal, or unenforceable provision shall be deemed replaced with a valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled with such provision as comes as close as possible to the original intent of the parties.
13.2	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.
14.	NOTICES AND THEIR LANGUAGE
14.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For Chargor 1:	Closure Systems International Deutschland Real Estate GmbH & Co. KG

	Address:	Mainzer Straße 185
67547 Worms
Germany

	Telephone:	+49 6241 400 10

	Fax:	+49 6241 400 187

	Attention:	Managing directors (Geschäftsführung)

For Chargor 2:	SIG Combibloc GmbH

	Address:	Rurstraße 58,
52441 Linnich
Germany

	Telephone:	+49 2462 79 0

	Fax:	+49 2462 79 2519

	Attention:	Managing directors (Geschäftsführung)

With a copy of each notice to the Chargors:

	Address:	c/o Rank Group Limited
Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand

	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
United States of America

	Telephone:	+212 298 1528

	Fax:	+212 8155366

	Attention:	International Corporate Trust

14.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.

14.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 14 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 14.

14.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

15.	APPLICABLE LAW; JURISDICTION

15.1	This Agreement is governed by the laws of the Federal Republic of Germany.

15.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Collateral Agent however, shall also be entitled to take action against the Chargors in any other court of competent jurisdiction. Further, the taking of proceedings against the Chargors in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

16.	AMENDMENTS

Changes and amendments to this Agreement including this Clause 16 shall be made in writing, unless notarial form by operation of law is required.

17.	CONCLUSION OF THE AGREEMENT (VERTRAGSSCHLUSS)

17.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.

17.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 17.1 above, they will transmit the signed signature page(s) of this Agreement to the attention of Corinna May or Philipp Kropatscheck (Philipp.Kropatscheck@cliffordchance.com or Corinna.May@cliffordchance.com, fax: +49 69 7199 4000) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s)

(Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).
17.3	For the purposes of this Clause 17 only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SCHEDULE 1
LIST OF ORIGINAL BORROWERS, ORIGINAL GUARANTORS AND ORIGINAL SENIOR SECURED NOTE GUARANTORS

PART 1 — The Original Borrowers
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.
PART 2— The Original Guarantors
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)

SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Reynolds Group Issuer Inc. (USA)
Reynolds Group Issuer LLC (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

PART 3 — ORIGINAL NOTES GUARANTORS
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)

Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
COPY OF LAND REGISTER EXTRACTS

SCHEDULE 3
EXISTING LAND CHARGES

SCHEDULE 4
NEW LAND CHARGE

SCHEDULE 5
SUBMISSION DEED

SCHEDULE 6
FORM OF NOTICE TO BUILDING FIRE INSURANCE PROVIDER

Interne Angabe der Bank/Ablagehinweise

Grundstücksbelastung

Anmeldung und Versicherungsbestätigung

Versicherer (Name und Anschrift)	Versicherungsnehmer (Name und Anschrift)

Versicherungsgrundstück (nur angeben, wenn abweichend von o.a. Anschrift)

eingetragen beim Amtsgericht in

	von	Band	Blatt

Versicherungsschein-Nummer der Feuerversicherung

Grundstückseigentümer (wenn abweichend vom Versicherungs-nehmer)

Anmeldung des Kreditinstituts

Das oben benannte Grundstück ist zu unseren Gunsten mit einem Grundpfandrecht belastet. Wir melden dieses Grundpfandrecht hier-mit an und bitten um Bestätigung unserer Anmeldung sowie um Auskunft über Art und Höhe der Feuerversicherung.

Datum und Unterschrift des Kreditinstituts

Bestätigung des Versicherers
Wir haben zur Kenntnis genommen, dass das oben benannte Grundstück mit einem Grundpfandrecht für Sie belastet ist. Die auf dem Grundstück befindlichen Gebäude sind bei uns auf Grund des bestehenden Versicherungsverhältnisses mit folgenden Versicherungs-summen gegen Feuerschäden versichert:
Gleitender Neuwert

VS 1914 Mark	Neuwert (€)[1]	Zeitwert (€)[1]	Versicherungsbeginn

Selbstbeteiligung (in Prozent)	Selbstbeteiligung (€)[1]

Eine Erhöhung der dinglichen Belastung ist nicht meldepflichtig.
Ist über die Versicherung ein Sammelversicherungsschein ausgestellt, so wird diese Bestätigung zugleich im Namen der beteiligten Versicherer erteilt. Maßgebend für die anteilige Haftung ist der am Schadentag gültige Verteilungsplan laut Versicherungsvertrag.
Blatt 2 bitte zurücksenden an:

BLZ	Für interne Angaben des Kreditinstituts

Kreditinstitut (Name und Anschrift		Datum und Unterschrift des Versicherers

[1] Bitte unbedingt Betrag und Währungsbezeichnung eintragen.

SIGNATURE PAGE
This Senior Security Purpose Agreement has been entered into on the date stated at the beginning by:
Closure Systems International Deutschland Real Estate GmbH & Co. KG
as Chargor 1 acting through its general partner (Komplementär) Closure Systems International Deutschland GmbH

By:	By:

Name:		Name:
Title:		Title:

SIG Combibloc GmbH
as Chargor 2

By:	By:

Name:		Name:
Title:		Title:

The Bank of New York Mellon
as Collateral Agent

By:	By:

Name:		Name:
Title:		Title: